As filed with the Securities and Exchange Commission on January 9, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EP ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	46-3472728
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1001 Louisiana Street
Houston, Texas 77002
(713) 997-1000
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Marguerite N. Woung‑Chapman
Senior Vice President, General Counsel and Corporate Secretary
EP Energy Corporation
1001 Louisiana Street
Houston, Texas 77002
(713) 997‑1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Catherine Goodall, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000
Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value	43,786,694	$6.53	$285,927,112	$33,139

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act. The offering price and registration fee are based upon the average of the high and low sale prices for the common stock of EP Energy Corporation reported by the New York Stock Exchange on January 4, 2017.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or country where the offer or sale is not permitted.

Subject to completion January 9, 2017

PROSPECTUS
43,786,694 Shares
EP Energy Corporation
Common Stock
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This prospectus relates solely to the resale of up to an aggregate of 43,786,694 shares of common stock of EP Energy Corporation by the selling stockholders to be identified herein. We are registering the offer and sale of the shares on behalf of the selling stockholders. All references to common stock herein refer to Class A common stock.
The selling stockholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at fixed or privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.
We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares.
Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “EPE.” On January 6, 2017, the last reported sale price of our common stock on the NYSE was $6.77.
____________________
Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 4, and the “Risk Factors” sections in the documents incorporated herein by reference, for discussions of certain risks that you should consider before investing in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
____________________
Prospectus dated January , 2017.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, nor is it soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any documents incorporated by reference herein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, the selling stockholders named herein and as may be named by prospectus supplement may offer and sell pursuant to this prospectus or one or more prospectus supplements, from time to time, shares of our common stock, through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices, up to an aggregate of 43,786,694 shares of our common stock. The prices at which the selling stockholders may sell shares of our common stock may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.
This prospectus and the documents incorporated by reference herein describe the general terms of these securities and the general manner in which these securities will be offered. The prospectus supplements will describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. Information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the particular offering referred to in the applicable prospectus supplement will automatically be deemed to update and supersede inconsistent information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the additional information described under the section entitled “Where You Can Find Additional Information,” before you invest.

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PROSPECTUS SUMMARY
The following summary contains information about EP Energy Corporation and its common stock. It does not contain all of the information that may be important to you in making a decision to purchase shares being offered by the selling stockholders. For a more complete understanding of EP Energy Corporation, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Where You Can Find Additional Information.” Unless otherwise noted, “EP Energy,” “we,” “us,” “our” and the “Company” mean EP Energy Corporation and its consolidated subsidiaries.
Our Company
We are an independent exploration and production company engaged in the development and acquisition of unconventional onshore oil and natural gas properties in the United States. We operate through a large and diverse base of producing assets and are focused on creating shareholder value through the development of our low-risk drilling inventory located predominantly in three core areas: the Eagle Ford Shale (South Texas), the Wolfcamp Shale (Permian Basin in West Texas) and the Altamont Field in the Uinta Basin (Northeastern Utah). In May 2016, we completed the sale of our assets located in the Haynesville and Bossier shales for approximately $420 million (net cash proceeds of $388 million after customary adjustments) and recorded a gain on the sale of approximately $79 million. In our three core areas, we have identified 5,519 drilling locations (including 865 drilling locations to which we have attributed proved undeveloped reserves as of December 31, 2015, of which 100% are oil wells). At 2015 activity levels, this represents approximately 30 years of drilling inventory. As of December 31, 2015, we had proved reserves of 546.0 MMBoe (55% oil and 71% liquids) and for the nine months ended September 30, 2016, we had average net daily production of 89.4 MBoe/d (52% oil and 68% liquids).

Our management team has significant experience identifying, acquiring and developing unconventional oil and natural gas assets. The majority of our senior management team has worked together for over a decade at prominent oil and gas companies that have included El Paso Corporation, ConocoPhillips and Burlington Resources. We believe our management’s experience in both acquiring resource-rich leasehold positions and efficiently developing those properties will enable us to generate attractive rates of return from our capital programs.
Each of our core areas is characterized by a long-lived reserve base and high drilling success rates. We have established significant contiguous leasehold positions in the Eagle Ford Shale, the Wolfcamp Shale and Altamont areas, representing approximately 453,000 net (608,000 gross) acres in total as of December 31, 2015. Our capital program has predominantly focused on these areas, three of the premier unconventional oil plays in the United States.
We evaluate growth opportunities in our portfolio that are aligned with our core competencies and that are in areas that we believe can provide us a competitive advantage. Strategic acquisitions of leasehold acreage or acquisitions of producing assets can provide opportunities to achieve our long-term goals by leveraging existing expertise in our core areas, balancing our exposure to regions, basins and commodities, helping us to achieve risk-adjusted returns competitive with those available within our existing drilling program and by increasing our reserves. We continuously evaluate our asset portfolio and will sell oil and natural gas properties if they no longer meet our long-term goals and objectives.

Our Sponsors
Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), founded in 1990, is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, and Shanghai. As of September 30, 2016, Apollo had assets under management of approximately $189 billion in private equity, credit and real estate funds invested across a core group of nine industries, including natural resources, where Apollo has considerable knowledge and resources. Apollo’s team of more than 300 seasoned investment professionals possesses a broad range of transactional, financial, managerial and investment skills, which has enabled the firm to deliver strong long-term investment performance throughout expansionary and recessionary economic cycles.
Riverstone Holdings LLC (together with its affiliates, “Riverstone”), founded in 2000, is an energy and power-focused private equity firm with approximately $34 billion of equity capital raised across seven investment funds and co-investments as of September 30, 2016. Riverstone conducts buyout and growth capital investments in the midstream, exploration & production, oilfield services, power and renewable sectors of the energy industry. With offices in New York, London and Houston, the firm has committed approximately $30 billion to more than 120 investments in North America, Latin America, Europe, Africa and Asia as of September 30, 2016.
Access Industries (“Access”) is a privately held, U.S.-based industrial group with long-term holdings worldwide. Founded by industrialist Len Blavatnik, Access’ focus spans three key sectors: natural resources and chemicals; telecommunications and media; and real estate. Access has offices in New York, London and Moscow.
Korea National Oil Corporation (“KNOC”) was incorporated in 1979 to engage in the development of oil fields, distribution of crude oil, maintenance of petroleum reserve stock and improvement of the petroleum distribution structure under the Korea National Oil Corporation Act. KNOC is wholly owned by the Korean government and located in Ulsan in Korea. KNOC also has 17 overseas offices and operates 21 projects in many countries including Vietnam and other countries and has numerous overseas subsidiaries and affiliates in the United States and other countries.
We refer to Apollo, Riverstone, Access and KNOC, collectively, as our “Sponsors.”
Additional Information
For a description of our business, financial condition, results of operations and other important information regarding EP Energy, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”
Our principal executive offices are located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number is (713) 997-1000. Our website address is www.epenergy.com. This website address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

The Offering
The following summary describes certain terms of EP Energy’s common stock and the proposed offering. The “Description of Capital Stock” section of this prospectus contains more detailed descriptions of the terms and conditions of EP Energy’s common stock.

Shares of common stock offered for resale by the selling stockholders in this offering	43,786,694 shares.
Shares of common stock outstanding as of November 30, 2016	251,295,292 shares.
Common stock voting rights	Each share of our common stock entitles its holder to one vote.
Dividend policy
We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by EP Energy’s board of directors (our “Board”) in light of conditions then existing, including factors such as our financial condition, earnings, available cash, business opportunities, legal requirements, restrictions in our debt agreements and other contracts, including requirements under the Stockholders Agreement described elsewhere in this prospectus, and other factors our Board deems relevant. See “Dividend Policy.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders pursuant to this prospectus. See “Use of Proceeds.”
NYSE symbol	“EPE”
Risk factors
Please see the sections entitled “Risk Factors” included in this prospectus and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our subsequent filings with the SEC, which are incorporated by reference into this prospectus, for a discussion of some of the factors that you should carefully consider before deciding to purchase our common stock.

RISK FACTORS
Investing in our common stock involves risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus or incorporated by reference into this prospectus. In addition to those listed below and elsewhere in this prospectus, you should also consider the risks, uncertainties and assumptions discussed under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our subsequent filings with the SEC, which are incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.
Risks Related to this Offering
Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.
We may sell shares of common stock in public offerings or otherwise, including to finance acquisitions. Our Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) authorizes us to issue 550,000,000 shares of common stock. Pursuant to the Registration Rights Agreement (as defined herein), the direct and indirect holders of common stock and their permitted transferees (the “Legacy Class A Stockholders”) have certain rights to demand underwritten registered offerings in respect of the approximately 206,426,385  shares of common stock that they own.
Pursuant to our Second Amended and Restated Certificate of Incorporation, in connection with certain sales of common stock by Apollo and/or Riverstone (the “Specified Stockholders”), holders of Class B common stock will have their Class B shares exchanged for shares of newly issued common stock. In connection with the exchanges of Class B common stock, we intend to file one or more shelf registration statements under the Securities Act covering the newly issued shares of common stock. Accordingly, these registered shares may become available for sale in the open market upon the completion of such exchanges, subject to Rule 144 limitations applicable to our affiliates.
We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock, including future sales by the selling stockholders, will have on the market price of our common stock. Sales of substantial amounts of our common stock (including any shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.
The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	future announcements concerning our business or our competitors’ business;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock or industry;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental laws and regulation (or interpretation or enforcement thereof);

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival or departure of key personnel;

•	adverse resolution of new or pending litigation against us;

•	changes in our capital structure;

•	sales of common stock by us, the selling stockholders, our Sponsors, or members of our management team; and

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changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, the stock market has experienced significant price and volume fluctuations in recent years. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry, and the changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.
Our Sponsors control us and their interests may conflict with or differ from your interests as a stockholder.
Investment funds affiliated with, and one or more co-investment vehicles controlled by, our Sponsors and other legacy investors collectively own approximately 82 percent of our equity interests and such persons or their designees hold a majority of the seats on our Board. This concentration of ownership makes it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The interests of our Sponsors with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, could conflict with your interests as a holder of our common stock. For example, the concentration of ownership held by our Sponsors could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that you as a stockholder may otherwise view favorably. The Sponsors and other legacy investors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. These persons may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us. The Sponsors’ and other investors’ interests in other portfolio companies could also impact our ability to pursue acquisition opportunities. Further, a sale of a substantial number of shares of stock in the future by our Sponsors could cause our stock price to decline.
In addition, the Stockholders Agreement that we have entered into with the Sponsors and the other Legacy Class A Stockholders provides that, except as otherwise required by applicable law, the Sponsors will have certain rights with respect to the designation of directors to serve on our Board. In addition, the Stockholders Agreement provides that for so long as each Sponsor has the right to designate a director or an observer to the Board, we will cause any committee of our Board to include in its membership such number of members that are consistent with, and reflects, the right of each Sponsor to designate a director or observer to the Board, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules. The members of our Board or of any committee can exclude any board observer from any board or committee meeting to protect attorney-client privilege, in connection with a conflict of interest, or for any other reason with the consent of the Legacy Class A Stockholder that appointed the board observer, which consent cannot be unreasonably withheld, conditioned or delayed.
Furthermore, for so long as the Legacy Class A Stockholders hold at least 25% of our outstanding common stock and either Apollo or Riverstone is entitled to designate at least one director pursuant to the Stockholders Agreement (the “Negative Control Condition”), our Second Amended and Restated Certificate of Incorporation requires Special Board Approval (as defined below) for certain corporate actions, including amendments to our organizational documents, equity issuances, acquisitions or dispositions of material assets, changing the composition of our Board, hiring or firing our chief executive officer, chief financial officer and any other member of senior management and certain other significant matters. Under our Stockholders Agreement, “Special Board Approval” means the approval by a majority of our Board, which majority includes (a) at least one director designated to our Board by Apollo and (b) at least one director designated to our Board by one of the other Sponsors or one replacement director designated to our Board by a vote of the Legacy Class A Stockholders holding a majority in interest of our outstanding common stock then held by the Legacy Class A Stockholders in the event a Sponsor has lost its right to designate its applicable director and the Legacy Class A Stockholders hold at least 50% of our outstanding common stock.
We currently have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.
We currently have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of our Board and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions applying to the payment of dividends, and other considerations that our Board deems relevant. The terms of the agreements governing our indebtedness include limitations on our ability to pay dividends and/or the ability of our subsidiaries to pay dividends to us. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.
We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.
Our Sponsors and the other Legacy Class A Stockholders, as a group, control a majority of our voting common stock. As a result, we are a “controlled company” within the meaning of applicable corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that we have a majority of independent directors on our Board;

•	the requirement that we have a governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors and an annual performance evaluation of the compensation committee; and

•	the requirement for an annual performance evaluation of the governance and nominating and compensation committees.
We utilize the foregoing exemptions from the applicable corporate governance requirements. As a result, we do not have a majority of independent directors.
Our organizational documents and the Stockholders Agreement may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.
Provisions of our Second Amended and Restated Certificate of Incorporation, our amended and restated bylaws (our “Amended and Restated Bylaws”) and the Stockholders Agreement may make it more difficult for, or prevent a third party from, acquiring control of us without Special Board Approval. These provisions include:

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granting each Sponsor, for so long as it owns certain percentages of its ownership of common stock as of the effective time of the registration statement for the Company’s initial public offering (the “Effective Time”), the right to designate a certain number of directors and the sole right to remove any director designated by it, with or without cause, and to fill any vacancy caused by the removal of any such director;

•	classifying our Board into three classes of directors;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the issuance of “blank check” preferred stock without stockholder approval; and

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for so long as the Negative Control Condition is satisfied, requiring Special Board Approval for certain corporate actions, including amendments to our organizational documents, equity issuances, acquisitions or dispositions of material assets, changing the composition of our Board, hiring or firing our chief executive officer, chief financial officer and any other member of senior management and certain other significant matters.

In addition, for so long as the Negative Control Condition is satisfied, our Board may, by Special Board Approval, issue preferred stock in one or more series, designate the number of shares constituting any series, and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.
Together, our organizational documents and the Stockholders Agreement could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock owned by the Sponsors following this offering and their individual rights to designate a specified number of directors in certain circumstances, could limit the price that investors might be willing to pay in the future for our common stock. Our organizational documents and the Stockholders Agreement could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.
We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.
Our Second Amended and Restated Certificate of Incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our Board may determine, subject to Special Board Approval for so long as the Negative Control Condition is satisfied. The terms of any class or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.
Our Sponsors and their affiliates may operate or acquire businesses that compete with us.
The Sponsors and their respective affiliates either operate businesses, or may from time to time acquire businesses, that compete directly or indirectly with us, as well as businesses that represent major customers of our business, or are in the business of making investments, or managing funds that make investments, in companies and one or more of them may from time to time acquire and hold interests, or manage funds that acquire and hold interests, in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our business. The Sponsors and their affiliates, including funds managed by certain of the Sponsors and their respective affiliates, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.
Our Second Amended and Restated Certificate of Incorporation to be effective upon the completion of this offering provides that we expressly renounce any interest or expectancy in any business opportunity in which any Legacy Class A Stockholder or any of our directors who is also, without limitation, an employee, partner, officer or director of a Legacy Class A Stockholder or any of their affiliates (each, a “Covered Person”) participates or desires or seeks to participate in.
We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our dividend and other obligations.
We are a holding company and have no direct operations and no material assets other than our direct or indirect ownership of 100% of the equity interests of EPE Acquisition, LLC (“EPE Acquisition”), our wholly owned holding company that holds our operating subsidiaries indirectly through its subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations and to pay any dividends on our common stock and have no other means of generating revenue. Restrictions in the reserve-based loan facility (the “RBL Facility”), our other existing debt agreements and other agreements that may govern future indebtedness of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or other obligations. To the extent we need funds and EPE Acquisition or any of our other subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or they are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.
The corporate opportunity provisions in our Second Amended and Restated Certificate of Incorporation could enable the Sponsors to benefit from corporate opportunities that might otherwise be available to us.
Subject to the limitations of applicable law, our Second Amended and Restated Certificate of Incorporation provides, among other things, that:

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any Covered Person has the right to, and has no duty to abstain from, exercising such right to conduct business with any business that is competitive or in the same line of business as us, do business with any of our clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as us;

•	if a Covered Person acquires knowledge of a potential transaction that could be a corporate opportunity, he or she has no duty to offer such corporate opportunity to us; and

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.
As a result, the Legacy Class A Stockholders and their affiliates may become aware, from time to time, of certain business opportunities, such as acquisition opportunities, and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities. As a result, our renouncing our interest and expectancy in any business opportunity that may be presented to the Legacy Class A Stockholders and their affiliates could adversely impact our business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for ours.
Our Second Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our common stock shall be deemed to have notice of and consented to the provisions of our Second Amended and Restated Certificate of Incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find these provisions of our Second Amended and Restated Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

We have engaged in transactions with our affiliates and expect to do so in the future. The terms of such transactions and the resolution of any conflicts that may arise may not always be in our or our stockholders’ best interests.
We have engaged in transactions and expect to continue to engage in transactions with affiliated companies. The resolution of any conflicts that may arise in connection with any related party transactions that we have entered into with the Sponsors, the other Legacy Class A Stockholders or their affiliates, including pricing, duration or other terms of service, may not always be in our or our stockholders’ best interests because the Sponsors and the other Legacy Class A Stockholders may have the ability to influence the outcome of these conflicts.
We have issued shares of Class B common stock to management with terms that may adversely affect the value of our common stock.
Certain of our employees and members of our management team indirectly hold 706,586 shares of our Class B common stock, par value $0.01 per share. In addition, we issued an additional 70,000 shares of our Class B common stock to EPE Employee Holdings II, LLC, a subsidiary through which we will grant to our current and future employees awards representing the right to receive the proceeds paid in respect of such shares of Class B common stock pursuant to the Second Amended and Restated Certificate of Incorporation. The terms, preferences and rights of the Class B common stock set forth in our Second Amended and Restated Certificate of Incorporation may under certain circumstances reduce the amount of dividends and liquidation proceeds otherwise distributable to holders of common stock and dilute existing holders of common stock as a result of an exchange of shares of Class B common stock for shares of common stock. Pursuant to our Second Amended and Restated Certificate of Incorporation and subject to certain limitations, holders of Class B common stock are entitled to participate in dividends and distributions of proceeds upon a liquidation of the company. The extent to which holders of Class B common stock participate in dividends and distributions of liquidation proceeds will depend on the return on invested capital in the Company and EPE Acquisition received by our Sponsors and the other Legacy Class A Stockholders, but will in any event be limited to 8.5% of the amount of such returns in excess of such invested capital by the Sponsors and the other Legacy Class A Stockholders. Upon any sale of shares of common stock by the Specified Stockholders where the net return on Invested Capital (as defined below) to the Specified Stockholders after taking into account costs and expenses incurred in connection with generating such return (but only to the extent not reimbursed by us pursuant to the Stockholders Agreement) is at least 1.0, we will exchange with each holder of Class B common stock a number of shares of Class B common stock for a number of newly issued shares of common stock in such amount and in the manner described in “Description of Capital Stock.”

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, many of which are beyond our control. These forward-looking statements are based on assumptions or beliefs that we believe to be reasonable; however, assumed facts almost always vary from the actual results and such variances can be material. Where we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the stated expectation or belief will occur. The words “believe”, “expect”, “estimate”, “anticipate”, “intend” and “should” and similar expressions will generally identify forward-looking statements. All of our forward-looking statements are expressly qualified by these and the other cautionary statements in this prospectus, including those set forth in the sections entitled “Risk Factors”, our Annual Report on Form 10-K for the year ended December 31, 2015 incorporated by reference herein and our subsequent filings with the SEC. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include, among others:

•	the volatility of and current sustained low oil, natural gas, and NGLs prices;

•	the supply and demand for oil, natural gas and NGLs;

•	changes in commodity prices and basis differentials for oil and natural gas;

•	our ability to meet production volume targets;

•	the uncertainty of estimating proved reserves and unproved resources;

•	the future level of service and capital costs;

•	the availability and cost of financing to fund future exploration and production operations;

•	the success of drilling programs with regard to proven undeveloped reserves and unproved resources;

•	our ability to comply with the covenants in various financing documents;

•	our ability to obtain necessary governmental approvals for proposed exploration and production projects and to successfully construct and operate such projects;

•	actions by credit rating agencies;

•	credit and performance risks of our lenders, trading counterparties, customers, vendors, suppliers and third party operators;

•
general economic and weather conditions in geographic regions or markets we serve, or where operations are located, including the risk of a global recession and negative impact on demand for oil and/or natural gas;

•	the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations;

•	competition; and

•	the other factors described in the section entitled, “Risk Factors,” of this prospectus.

In light of these risks, uncertainties and assumptions, the events anticipated by these forward-looking statements may not occur, and, if any of such events do occur, we may not have anticipated the timing of their occurrence or the extent of their impact on our actual results.  Accordingly, you should not place any undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise its forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.
USE OF PROCEEDS
We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The net proceeds from the sale of the shares offered pursuant to this prospectus will be received by the selling stockholders.

DIVIDEND POLICY
We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by our Board in light of conditions then existing, including factors such as our financial condition, earnings, available cash, business opportunities, legal requirements, restrictions in our debt agreements and other contracts, including requirements under the Stockholders Agreement described elsewhere in this prospectus, and other factors our Board deems relevant.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell up to an aggregate of 43,786,694 shares of our common stock (plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions). The shares offered by the selling stockholders were issued pursuant to private placements transactions exempt from the registration requirements of the Securities Act. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale pursuant to this prospectus or Rule 144 under the Securities Act.
The following table sets forth, as of the date of this prospectus, the names of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that the selling stockholders may offer pursuant to this prospectus.
Based on information provided to us by the selling stockholders, assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares following the offering. However, the selling stockholders are under no obligation to sell any of the shares of common stock offered pursuant to this prospectus. We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Stockholder	Number of Shares Owned Prior to the Offering	Number of Shares That May Be Sold in the Offering	Number of Shares Owned Following the Offering(3)
KNOC(1)	31,276,726	31,276,726	—
EPE 892 Co-Investors II, L.P.(2)	12,509,968	12,509,968	—

(1)
Represents 31,276,726 shares of our common stock owned by KNOC, the state-owned oil and gas company of the Republic of Korea. Jung Rae Kim, Youn Sung Byun, Seung Kook Lee, Jaewoong Lee, Siwoo Kim, Kanghyun Shin, Ahn byungog, Sung Hag-Yong, Hanjoo Yoo, Park Woon Wha, Bo-Hyun Chon, Kim Yong Seuk, Kim Tae Young, as directors of KNOC (collectively, the “KNOC Directors” and each, a “KNOC Director”), exercise investment and voting power with respect to the shares of common stock owned by KNOC. Based on the foregoing relationships, each of the KNOC Directors may be deemed to be the beneficial owners of the shares of common stock owned by KNOC. Each KNOC Director disclaims beneficial ownership of such shares of common stock except to the extent of his or her pecuniary interest therein.

(2)
Represents 12,509,968 shares of our common stock beneficially owned by Seabed Veil Investment Pte. Ltd. (“Seabed”), a limited partner in EPE 892 Co-Investors II, L.P. Seabed shares the power to vote and to dispose of the shares with GIC Special Investments Pte. Ltd. and GIC Private Limited, both of which are private limited companies incorporated in Singapore. GIC Special Investments Pte. Ltd. is wholly owned by GIC Private Limited and is the private equity investment arm of GIC Private Limited. GIC Private Limited is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of the shares. The address of Seabed is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(3)	Assuming that all shares that may be sold in the offering are sold.

Relationships with Selling Stockholders
See “Description of Capital Stock—Stockholders Agreement” and “—Registration Rights Agreement” for a description of the material relationships between KNOC and EP Energy.

DESCRIPTION OF CAPITAL STOCK
The discussion below describes the material terms of our capital stock, our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, the Stockholders Agreement, dated as of August 30, 2013, between EP Energy and the stockholders party thereto (the “Stockholders Agreement”) and the Registration Rights Agreement, dated as of August 30, 2013, between EP Energy and the stockholders party thereto (the “Registration Rights Agreement”). The following summaries are qualified in their entirety by reference to the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, the Stockholders Agreement and the Registration Rights Agreement.
As of the date of this prospectus, our authorized capital stock consisted of 550,000,000 shares of common stock, 878,304 shares of Class B common stock and 50,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board. As of November 30, 2016, 251,295,292 shares of our common stock were issued and outstanding, 776,586 shares of our Class B common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. As of November 30, 2016, there were 61 holders of record of our common stock and two holders of record of our Class B common stock.
We may offer and sell from time to time, in one or more primary offerings, shares of our common stock.
Common Stock
Voting Rights. The holders of our common stock are entitled to one vote per share of common stock on each matter properly submitted to the stockholders on which the holders of shares of common stock are entitled to vote. Subject to the director nomination rights described in “—Stockholders Agreement” and the rights of holders of any series of preferred stock to elect directors under specified circumstances, at any annual or special meeting of the stockholders, holders of common stock will have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
Dividend Rights. All shares of our common stock will be entitled to share equally in any dividends our Board may declare from legally available sources, subject to the terms of any outstanding preferred stock and Class B common stock described below. See “—Class B Common Stock” and “—Preferred Stock.” Provisions of our debt agreements and other contracts, including requirements under the Second Amended and Restated Certificate of Incorporation and the Stockholders Agreement described elsewhere in this prospectus, may impose restrictions on our ability to declare dividends with respect to our common stock.
Liquidation Rights. Upon a liquidation or dissolution of EP Energy, whether voluntary or involuntary and subject to the rights of the holders of Class B common stock and any preferred stock, all shares of our common stock will be entitled to share equally in the assets available for distribution to holders of common stock after payment of all of our prior obligations, including any then-outstanding preferred stock, in the manner described in “—Distributions Upon a Liquidation.”

Registration Rights. Pursuant to the Registration Rights Agreement, we have granted the Legacy Class A Stockholders demand registration rights and/or incidental registration rights, in each case, with respect to certain shares of common stock owned by them. See “—Registration Rights Agreement.”
Other Matters. Except as provided by the Stockholders Agreement with respect to the Legacy Class A Stockholders, the holders of our common stock have no preemptive rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.
Class B Common Stock
Voting Rights. Except as required by law, the holders of our Class B common stock are not entitled to vote.
Dividend Rights. After the consummation of a capital transaction, or following any other distribution or series of distributions of capital proceeds or available cash, where the net return on Invested Capital (as defined below) after taking into account costs and expenses incurred in connection with generating such return and after giving effect to such capital transactions or other distribution or series of distributions of capital proceeds or available cash, in EP Energy and EPE Acquisition to the Legacy Class A Stockholders (“MOIC”) is at least 1.0, all shares of our Class B common stock (whether or not vested) will be entitled to share in dividends our Board may declare from legally available sources, subject to the terms of any outstanding preferred stock and common stock, as if such dividends were proceeds from a liquidation or dissolution of the Company or certain change of control transactions with respect to us and our subsidiaries (taken as a whole) and distributed in the manner described in
“—Distributions Upon a Liquidation.” Provisions of our debt agreements and other contracts, including requirements under the Second Amended and Restated Certificate of Incorporation and the Stockholders Agreement described elsewhere in this prospectus, may impose restrictions on our ability to declare dividends with respect to our Class B common stock. See “—Distributions Upon a Liquidation,” “—Preferred Stock,” and “—Common Stock.”
Liquidation Rights. Upon a liquidation or dissolution of EP Energy, whether voluntary or involuntary and subject to the rights of the holders of common stock and preferred stock, all shares of our Class B common stock will be entitled to share equally in the assets available for distribution to holders of Class B common stock after payment of all of our prior obligations, including any then outstanding Preferred Stock, in the manner described in “—Distributions Upon a Liquidation.”
Registration Rights. The owners of Class B common stock do not have any registration rights under the terms of the Registration Rights Agreement. Pursuant to the Stockholders Agreement, we intend to file shelf registration statement(s) to register shares of common stock issued in connection with one or more Class B Exchanges. See “—Class B Exchange-Shelf Registration Statements.”
Other Matters. The holders of our Class B common stock have no preemptive rights, and our Class B common stock is not subject to further calls or assessments by us other than upon certain termination of employment. There are no redemption or sinking fund provisions applicable to our Class B common stock. During the first five business days of June of each year, commencing in 2017, but prior to any capital transaction where the MOIC is at least 1.0, any employee who owns Class B common stock (other than our chief executive officer or chief financial officer) and who exhibits sufficient financial need (as determined by the chief executive officer in good faith) may request that a portion of his Class B common stock be repurchased by us at the then fair market value, provided that such repurchases shall not (i) during any fiscal year, exceed $15 million in the aggregate or represent more than 12.5% of such employee’s Class B common stock, (ii) cause more than 25% of such employee’s Class B common stock to have been so repurchased, or (iii) be consummated if the chief executive officer determines in good faith that such repurchases would not be in our best interests.
Business Purpose. The purpose of the provisions in our Second Amended and Restated Certificate of Incorporation relating to the dividend and liquidation rights of our Class B common stock and the Class B Exchange is to ensure that our Class B common stock is economically equivalent, to the extent possible, to the Class B units of EPE Acquisition that existed as of immediately prior to the corporate reorganization on August 30, 2013 (the “Corporate Reorganization”), as required by the terms of the LLC Agreement. The Class B units of EPE Acquisition were originally issued to align management’s incentives with the performance of the Company and returns to our investors.
Preferred Stock
For so long as the Legacy Class A Stockholders hold at least 25% of our outstanding common stock and either Apollo or Riverstone is entitled to designate at least one director pursuant to the Stockholders Agreement (the “Negative Control Condition”), our Board may, by a Special Board Approval (as defined below), and in the event the Negative Control Condition is no longer satisfied, our Board may by a majority vote, issue, from time to time, up to an aggregate of 50,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designations of such series. See “—Stockholders Agreement” and “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions.” Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes, could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock. See “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions.”
Under our Stockholders Agreement, “Special Board Approval” means the approval by a majority of our Board, which majority includes (i) at least one director designated to our Board by Apollo and (ii) at least one director designated to our Board by one of the other Sponsors or one replacement director designated to our Board by a vote of the Legacy Class A Stockholders holding a majority in interest of our outstanding common stock then held by the Legacy Class A Stockholders in the event a Sponsor has lost its right to designate its applicable director and the Legacy Class A Stockholders hold at least 50% of our outstanding common stock.
Distributions Upon a Liquidation
Upon a liquidation or dissolution of our company, whether voluntary or involuntary, or upon the consummation of certain change of control transactions with respect to us and our subsidiaries (taken as a whole), the proceeds from such liquidation, dissolution or change of control transaction will be distributed to the holders of common stock and the holders of Class B common stock as follows:

•
First, to each holder of common stock, its pro rata portion of such proceeds until each Legacy Class A Stockholder has recouped the amount of capital invested by such Legacy Class A Stockholder or its predecessor in interest in EP Energy and EPE Acquisition (“Invested Capital”);

•
Second, to the holders of Class B common stock, a portion of such proceeds equal to 3/97ths of the amount of any Preferred Return (as defined below) paid to the Legacy Class A Stockholders prior to the occurrence of such liquidation, dissolution or change of control transaction;

•
Third, (i) 97% of the remaining proceeds to the holders of common stock until each Legacy Class A Stockholder has received a 5% preferred return on its Invested Capital (“Preferred Return”), and (ii) 3% of such remaining proceeds to the holders of Class B common stock pro rata;

•	Fourth, the remaining proceeds after the foregoing distributions have been made shall be distributed among the holders of common stock and the holders of Class B common stock as follows:

•	the holders of common stock pro rata, the amount of such remaining proceeds not otherwise distributed to the holders of Class B common stock pursuant to (ii) below; and

•
to the holders of Class B common stock pro rata, a cumulative portion of the aggregate amount of the net return on investment received by the Legacy Class A Stockholders after taking into account costs and expenses incurred in connection with generating such return in excess of the total Invested Capital (“Profits”) as set forth in the table below, based on the MOIC following such liquidation, dissolution or change of control transaction and expressed as a percentage of Profits; provided, that if such remaining proceeds described in this fourth bullet are insufficient to pay to the holders of Class B common stock such amount, then the holders of Class B common stock will instead be entitled to receive 50% of such remaining proceeds.

MOIC	Portion of Profits
1.00 ≤ MOIC ≤ 1.50	3.5% of Profits
1.50 < MOIC ≤ 2.25	6.5% of Profits* + 3.5% of Profits
MOIC > 2.25	6.0% of Profits** + 6.5% of Profits* + 3.5% of Profits
_______________________

*	The calculation of Profits, solely for this purpose, is based on the amount of proceeds received by the Legacy Class A Stockholders in excess of the total Invested Capital multiplied by 1.50.

**	The calculation of Profits, solely for this purpose, is based on the amount of proceeds received by the Legacy Class A Stockholders in excess of the total Invested Capital multiplied by 2.25.
Distributions of such proceeds to holders of Class B common stock will not exceed 8.5% of the aggregate Profits distributed to the Class A Stockholders and the Class B Stockholders and no distributions of such proceeds will be made to the holders of Class B common stock unless MOIC is at least 1.0. In the event any management or transaction fees are paid to the Sponsors, then at the time that a distribution is to be made upon such liquidation, dissolution or change of control transaction (the “Initial Distribution”), an additional distribution shall be made to the holders of Class B common stock equal to the excess of:

•	96% of the amount that would have been distributed (or deemed distributed) to the holders of Class B common stock if such management or transaction fees were taken into account as distributions to the Legacy Class A Stockholders in calculating the amount of the Initial Distribution, over

•	the amount of the Initial Distribution, plus any amounts previously distributed to the holders of Class B common stock in respect of any management or transaction fees previously paid to the Sponsors.
Class B Exchange
Upon any sale of shares of common stock by Apollo and/or Riverstone (the “Specified Stockholders”) where the net return on Invested Capital to the Specified Stockholders after taking into account costs and expenses incurred in connection with generating such return (but only to the extent not reimbursed by us pursuant to the Stockholders Agreement) (“Specified MOIC”) is at least 1.0 (a “Specified Sale”), we will exchange with each holder of Class B common stock a number of shares of Class B common stock for a number of newly issued shares of common stock in such amount and in the manner described below (a “Class B Exchange”).
Number of Shares of Class B Common Stock Exchanged
In connection with each Class B Exchange, we will exchange with the holders of Class B common stock the consideration described below for a specified number of shares of Class B common stock such that following the exchange, the number of shares of Class B common stock will equal the Specified Percentage (as defined below) of the number of shares of Class B common stock owned prior to the first sale of common stock by the Specified Stockholders (the “First Sale”). The “Specified Percentage” is a percentage equal to the number of shares of common stock held by the Specified Stockholders after the First Sale divided by the number of shares of common stock held by the Specified Stockholders prior to the First Sale. For example, if the Specified Stockholders sold 20 out of 100 shares of common stock in a Specified Sale and had 80 shares of common stock remaining, the Specified Percentage would equal 80% and the total number of shares of Class B common stock held by the holders of Class B common stock following the Class B Exchange must be equal to 80% of the total number of shares of Class B common stock held by the holders of Class B common stock prior to the First Sale.
Class B Consideration
The aggregate value of the shares of common stock issuable in connection with a Class B Exchange (the “Class B Consideration”) will equal:

•
3/97ths of any of the 5% preferred return on Invested Capital with respect to the Specified Stockholders to the extent received by the Specified Stockholders prior to the consummation of the related Specified Sale; plus

•
3% of the net return on investment received by the Specified Stockholders after taking into account costs and expenses incurred in connection with generating such return (but only to the extent not reimbursed by us pursuant to the Stockholders Agreement) in excess of the total Invested Capital with respect to the Specified Stockholders (“Specified Profits”) after the Specified Stockholders have recouped their Invested Capital, less the amount described in the first bullet above; plus

•
an amount of Specified Profits equal to a cumulative portion of the Specified Profits as set forth in the table below, based on the Specified MOIC following such Specified Sale and expressed as a percentage of Specified Profits; plus

•
an amount equal to (i) the aggregate of the amounts described in the preceding three bullets, (i) multiplied by (ii) a fraction, the numerator of which is the number of shares of common stock held by the Legacy Class A Stockholders immediately prior to the First Sale and the denominator of which is the total number of shares of common stock held by the Specified Stockholders as of immediately prior to the First Sale (the “Adjustment Multiple”), minus (iii) the aggregate of the amounts described in the preceding three bullets.

Specified MOIC	Portion of Specified Profits
1.00 ≤ Specified MOIC ≤ 1.50	3.5% of Specified Profits
1.50 < Specified MOIC ≤ 2.25	6.5% of Specified Profits * + 3.5% of Specified Profits
Specified MOIC > 2.25	6.0% of Specified Profits ** + 6.5% of Specified Profits * + 3.5% of SpecifiedProfits
_______________________

*
The calculation of Specified Profits, solely for this purpose, is based on the amount of proceeds received by the Specified Stockholders in excess of the Invested Capital with respect to the Specified Stockholders multiplied by 1.50.

**
The calculation of Specified Profits, solely for this purpose, is based on the amount of proceeds received by the Specified Stockholders in excess of the Invested Capital with respect to the Specified Stockholders multiplied by 2.25.

In the event any management or transaction fees are paid to the Sponsors, then at the time that Class B Consideration is to be distributed to the holders of Class B common stock (the “Initial Class B Consideration”), an additional distribution shall be made to the holders of Class B common stock equal to the excess of:

•
96% of the Class B Consideration that would have been distributed (or deemed distributed) to the holders of Class B common stock if such management or transaction fees were taken into account as distributions to the Legacy Class A Stockholders in calculating the amount of the Initial Class B Consideration, over

•
the amount of the Initial Class B Consideration, plus any amounts previously distributed to the holders of Class B common stock in respect of any management or transaction fees previously paid to the Sponsors.

Number of shares of common stock issuable in a Class B Exchange
The total number of shares of common stock to be issued to the holders of Class B common stock in connection with a Class B Exchange shall be equal to the Class B Consideration, divided by the average per share closing price of the common stock for the five consecutive trading days immediately prior to the Class B Exchange. No fractional shares of common stock will be issued in connection with a Class B Exchange and each holder of Class B common stock will receive a cash payment in lieu of such fractional share of common stock based on the foregoing per share price. Upon the consummation of a Class B Exchange, we shall cancel the shares of Class B common stock received in such Class B Exchange.
Limitations on Class B Exchange

In no event shall the Class B Consideration exceed 8.5% of the Specified Profits multiplied by the Adjustment Multiple and no Class B Exchange shall be consummated until the consummation of a Specified Sale. The amount of the Class B Consideration will be offset by amounts previously received by such stockholders in respect of their shares of Class B common stock.
Shelf Registration Statements
Pursuant to the Stockholders Agreement, the shares of common stock issued in a Class B Exchange must be freely transferable under federal securities laws by the holders. In connection with such Class B Exchanges, we intend to file one or more shelf registration statements under the Securities Act covering newly issued shares of common stock pursuant to such Class B Exchanges. Accordingly, shares of our common stock registered under such shelf registration statement(s) may become available for sale in the open market upon the completion of such exchanges, subject to Rule 144 limitations applicable to our affiliates.
Certain Anti-Takeover, Limited Liability and Indemnification Provisions
Certain provisions in our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Stockholders Agreement summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
“Blank Check” Preferred Stock. Our Second Amended and Restated Certificate of Incorporation provides that, for so long as the Negative Control Condition is satisfied, our Board may by a Special Board Approval, and in the event the Negative Control Condition is no longer satisfied, our Board may by a majority vote, issue shares of Preferred Stock. See “—Stockholders Agreement.” Preferred Stock could be issued by our Board to increase the number of outstanding shares making a takeover more difficult and expensive. See “—Preferred Stock.”
No Cumulative Voting. Our Second Amended and Restated Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.
Removal of Directors; Vacancies. Each of the Sponsors, for so long as it beneficially owns certain percentages of their current ownership of common stock as of the Effective Time, will have the right to designate a certain number of directors, and each Legacy Class A Stockholder has agreed to vote its shares of common stock in favor of such designee. Each of the Sponsors shall have the sole right to remove any director designated by it, with or without cause, and to fill any vacancy caused by the removal of any such director. If any Sponsor has lost its right to designate the applicable director nominee and the Legacy Class A Stockholders hold more than 50% of our outstanding common stock, the Legacy Class A Stockholders will have the right to designate a Replacement Director by a vote of the Legacy Class A Stockholders holding a majority-in-interest of our outstanding common stock then held by the Legacy Class A Stockholders. For so long as the Sponsors or a majority-in-interest of the Legacy Class A Stockholders, as applicable, have the right to designate directors, the governance and nominating committee of the Board shall only nominate a director after consulting with the Sponsor or majority-in-interest of the Legacy Class A Stockholders, as applicable, that is entitled to designate such director. Subject to the exceptions described above, directors may be removed only for cause, and only by the affirmative vote of the holders of Class A Stock that together hold at least two-thirds of the voting power entitled to vote in any annual election of directors or class of directors; provided, however, that for so long as the Legacy Class A Stockholders beneficially own more than 50% of the outstanding common stock, directors may be removed only for cause, and only by the affirmative vote of the holders of Class A

Stock that together hold at least a majority of the voting power entitled to vote in any annual election of directors or class of directors. See “—Stockholders Agreement.”
Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation provides that for so long as the Legacy Class A Stockholders beneficially own more than 50% of the outstanding shares of our common stock, any action required to be or that may be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if and only if a consent in writing, setting forth the action so taken, shall be signed by the stockholders having not less than the minimum number of votes necessary to take such action.
Classified Board. Our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Stockholders Agreement provide that our Board has three classes of directors:

•	Class I consists of two directors designated by Apollo, one director designated by Riverstone and one independent director designated by Apollo, each of whom serves an initial one-year term;

•
Class II consists of one director designated by Apollo, one director designated by KNOC, one director designated by Access and one independent director designated by Riverstone, each of whom serves an initial two‑year term; and

•
Class III consists of two directors designated by Apollo, one director designated by Riverstone, one independent director designated by Apollo and our Chief Executive Officer, each of whom serves an initial three‑year term.

For so long as the Negative Control Condition is satisfied, the number of directors on our Board may be fixed only by Special Board Approval. If the Negative Control Condition is no longer satisfied, the number of directors on our Board may be fixed by a majority of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Amended and Restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that, in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Special Meetings of Stockholders. Subject to the rights of the Preferred Stock, special meetings of our stockholders may be called only by a majority of the Board pursuant to a resolution approved by the

Board and business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such special meeting.
Special Board Approval. For so long as the Negative Control Condition is satisfied, certain of our significant business decisions require Special Board Approval, including the issuance of Preferred Stock. See “—Stockholders Agreement.”
Limitation of Officer and Director Liability and Indemnification Arrangements. Our Second Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. However, if Delaware law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of our directors will be limited or eliminated to the fullest extent permitted by Delaware law, as so amended.
Our Second Amended and Restated Certificate of Incorporation provides that we will, from time to time, to the fullest extent permitted by law, indemnify our directors, officers and Board observers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We also will indemnify any person who, at our request, is or was serving as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us.
The right to be indemnified will include the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
Our Board may take certain action it deems necessary to carry out these indemnification provisions, including purchasing insurance policies. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our Second Amended and Restated Certificate of Incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.
We have entered into separate indemnification agreements with each of our directors and executive officers, which may be broader than the specific indemnification provisions contained in Delaware law. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.
Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors and officers.
Forum Selection
Our Second Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a breach of fiduciary duty, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.
Delaware Anti-Takeover Law
We have elected to be exempt from the restrictions imposed under Section 203 of the DGCL. Section 203 of the DGCL provides that, subject to exception specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.
Amendment of Our Second Amended and Restated Certificate of Incorporation
For so long as the Negative Control Condition is satisfied, the Second Amended and Restated Certificate of Incorporation may be amended with a Special Board Approval and the affirmative vote of holders of at least 80% of the outstanding shares of common stock entitled to vote thereon. If the Negative Control Condition is no longer satisfied, the Second Amended and Restated Certificate of Incorporation may be amended by the affirmative vote of at least 90% of the outstanding shares of common stock entitled to vote thereon and by the vote of the holders of a majority of our Board.
The Stockholders Agreement further provides that each of the Legacy Stockholders will not vote to amend or modify any provision of our Second Amended and Restated Certificate of Incorporation in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder. Further, the Stockholders Agreement provides that the Legacy Stockholders will vote and take all other necessary actions to ensure that the Second Amended and Restated Certificate of Incorporation does not conflict with the Stockholders Agreement and to give effect to the provisions of the Stockholders Agreement.
Amendment of Our Amended and Restated Bylaws
For so long as the Negative Control Condition is satisfied, the Amended and Restated Bylaws may be amended with a Special Board Approval and the affirmative vote of holders of at least 80% of the outstanding shares of common stock entitled to vote thereon. If the Negative Control Condition is no longer satisfied, the Amended and Restated Certificate of Bylaws may be amended by the affirmative vote of at least 90% of the outstanding shares of common stock entitled to vote thereon and by the vote of the holders of a majority of our Board.
The Stockholders Agreement further provides that each of the Legacy Stockholders will not vote to amend or modify any provision of our Amended and Restated Bylaws in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder. Further, the Stockholders Agreement provides that the Legacy Stockholders will vote and take all other necessary actions to ensure that the Amended and Restated Bylaws do not conflict with the Stockholders Agreement and to give effect to the provisions of the Stockholders Agreement.
Corporate Opportunity
Under our Second Amended and Restated Certificate of Incorporation, to the extent permitted by law:

•
any Legacy Class A Stockholder or any of our directors who is also, without limitation, an employee, partner, officer or director of a Legacy Class A Stockholder or any of their affiliates (each, a “Covered Person”) has the right to, and has no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as the us, do business with any of our clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as us;

•	if a Covered Person acquires knowledge of a potential transaction that could be a corporate opportunity, he has no duty to offer such corporate opportunity to us; and

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.
Stockholders Agreement
We entered into the Stockholders Agreement with the Legacy Class A Stockholders and the holder of the Class B common stock and its permitted transferees (the “Legacy Class B Stockholder”) in connection with our Corporate Reorganization. The Stockholders Agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer our stock as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the Stockholders Agreement, certain of the Legacy Class A Stockholders have, subject to certain exceptions, preemptive rights to acquire their pro rata portion of any future issuances of additional securities of EP Energy. The Stockholders Agreement also permits us to repurchase common stock and Class B common stock beneficially owned by management, and allows such beneficially owned shares to be forfeited, under certain conditions.
Rights of First Refusal
Prior to making any transfer of shares of common stock (other than certain customary permitted transfers, transfers in connection with a drag-along sale, transfers in connection with the exercise of tag-along rights, transfers pursuant to the exercise of registration rights under the Registration Rights Agreement or transfers following the consummation of a public offering in which (i) the cash proceeds to the Company and stockholders (without deducting underwriting discounts, expenses and commissions) are at least $250,000,000, (ii) the shares are listed on a national securities exchange, and (iii) the MOIC following the consummation of such public offering would be at least two (2.0) (a “Qualified Offering”)), any prospective selling Legacy Class A Stockholder shall notify the Company, the Sponsors and certain major Legacy Class A Stockholders (each, an “Eligible Class A Stockholder”) of such proposed transfer and the terms of such transfer. Each Eligible Class A Stockholder shall have the right to purchase its pro rata portion of the shares of common stock proposed to be sold by such prospective selling Legacy Class A Stockholder. To the extent that the Eligible Class A Stockholders do not elect to purchase all of the shares of common stock proposed to be transferred by such prospective selling Legacy Class A Stockholder, the Company will be entitled to purchase all or any portion of any remaining shares of common stock proposed to be transferred by such prospective selling Legacy Class A Stockholder and if the Company and the Eligible Class A Stockholders do not elect to purchase all of the shares of common stock proposed to be sold by such prospective selling Legacy Class A Stockholder, the remaining portion of such shares of common stock may be transferred by such prospective selling Legacy Class A Stockholder.
Tag-Along Rights
Prior to making any transfer of shares of common stock (other than certain customary permitted transfers, transfers pursuant to the exercise of registration rights under the Registration Rights Agreement or transfers in connection with a drag-along sale and subject to the exercise of the rights of first refusal described above), any prospective selling Legacy Class A Stockholder shall notify each other Legacy Class A Stockholder of such proposed transfer and the terms of such transfer. Each Legacy Class A Stockholder (including such prospective selling Legacy Class A Stockholder) shall have the right to participate in such transfer on the same terms as those proposed by such prospective selling Legacy Class A Stockholder and in the event that the prospective buyer is only willing to acquire less than all of the shares of common stock that such prospective selling Legacy Class A Stockholder and the other participating Legacy Class A Stockholders desire to sell, then such prospective selling Legacy Class A Stockholder and the other participating Legacy Class A Stockholders shall be entitled to include in such transfer, their pro rata portion of the number of shares of common stock that such prospective buyer is willing to acquire. To the extent that the other Legacy Class A Stockholders do not elect to sell the maximum number of such shares of common stock that they are entitled to sell pursuant to the exercise of these tag-along rights, the remaining portion of such shares of common stock may be transferred by such prospective selling Legacy Class A Stockholder. These tag-along rights will terminate upon the earlier of a Qualified Offering and a change of control of the Company.
Drag-Along Rights
If (i) we or any Legacy Class A Stockholder receives an offer from a prospective third party buyer to acquire our common stock in a transaction which would result in a change of control of the Company, (ii) such transaction has received Special Board Approval (except that after May 24, 2017, such transaction need only be approved by Apollo or the Legacy Class A Stockholders holding at least 40% of our outstanding common stock), (iii) at least 80% of the consideration offered by such prospective buyer consists of cash or marketable securities, and (iv) the MOIC following the consummation of such transaction would be at least two (2.0), then we or such Legacy Class A Stockholder that receives such offer shall notify the other Legacy Class A Stockholders of the terms of such offer. Each Legacy Class A Stockholder will be required to vote in favor of and not oppose such transaction and sell its shares of common stock to the prospective buyer and receive the same form and amount of consideration to be received by each other Legacy Class A Stockholder in such transaction. These drag-along rights will terminate upon a change of control of the Company.
Preemptive Rights
Each Legacy Class A Stockholder has the right to purchase its pro rata share of any new shares of common stock or any other equity or debt securities that we may propose to sell and issue. Legacy Class A Stockholders will not have preemptive rights with respect to the following issuances of securities by us: (i) any issuance of securities upon the exercise of options, warrants, debentures or other convertible securities outstanding as of August 30, 2013 or issued after August 30, 2013 in a transaction that complies with the preemptive rights provisions of the Stockholders Agreement, (ii) any issuance of securities to our officers, employees, managers or consultants pursuant to such person’s employment or consulting arrangements with us, (iii) any issuance of securities as part of (a) any direct or indirect consolidation, business combination or other acquisition transaction or (b) any joint venture or strategic partnership entered into primarily for purposes other than raising capital, in each case, to the extent approved by a majority of our directors on the Board, other than those directors that are a party, or affiliated with a party, to such transaction or have otherwise been designated by a Legacy Class A Stockholder that is a party to such transaction, (iv) any issuance of securities in connection with any share split, share dividend or similar distribution or recapitalization, (v) any issuance of securities pursuant to a registered public offering or in connection with an initial public offering, (vi) any issuance of shares of common stock in exchange for shares of Class B common stock, and (vii) the issuance of 70,000 shares of Class B common stock to EPE Employee Holdings II, LLC contemplated by the Stockholders Agreement. These preemptive rights will terminate upon the earlier of a Qualified Offering and a change of control of the Company.
Composition of the Board
The Stockholders Agreement also provides the Sponsors with certain rights with respect to the designation of directors to serve on our Board. Our Board is currently comprised of 12 directors, (i) five designated by Apollo, (ii) one designated by Riverstone, (iii) one designated by Access, (iv) one designated by KNOC, (vi) our chief executive officer and (vii) three independent directors. In addition, Riverstone has the right and is expected to designate an additional non-independent director. Pursuant to the Stockholders Agreement, Apollo has the right to designate any director as the Chairman of the Board. The three independent directors are “independent” of us, the Legacy Stockholders and their affiliates under the rules of the NYSE.
As ownership in us by a Sponsor decreases, the Stockholders Agreement provides for the reduction in the number of directors such Sponsor may designate. The tables below state the number of director(s) that each Sponsor may designate to the Board pursuant to the Stockholders Agreement based on such Sponsor’s ownership of common stock, in each case, expressed as a percentage of its ownership of common stock as of the Effective Time (e.g., 75% means that the Sponsor holds 75% of the common stock that it held as of the Effective Time).

Apollo Ownership	Non-Independent Directors	Independent Directors
At least 75%	5	2
Between 50% and 75%	4	2
Between 25% and 50%	2	1
Between 10% and 25%	1	0
Less than 10%	0	0

Riverstone Ownership	Non-Independent Directors	Independent Directors
50%	2	1
Between 20% and 50%	0	1
Less than 20%	0	0

Access Ownership	Non-Independent Directors	Independent Directors
At least 50%	1	0
Less than 50%	0	0

KNOC Ownership	Non-Independent Directors	Independent Directors
At least 50%	1	0
Less than 50%	0	0
A director that is designated by any Sponsor pursuant to the Stockholders Agreement may be removed and replaced at any time and for any reason (or for no reason) only at the direction and upon the approval of such Sponsor for so long as such Sponsor has the right to designate the applicable director. The replacement of any director will be designated by the Sponsor that designated any such vacant seat unless such Sponsor has lost its right to designate the applicable director pursuant to the above. If the Sponsor has lost its right to designate the applicable director and the Legacy Class A Stockholders hold at least 50% of our outstanding common stock, the Legacy Class A Stockholders will have the right to designate a replacement director by a vote of the Legacy Class A Stockholders holding a majority-in-interest of our outstanding common stock then held by the Legacy Class A Stockholders (each such director, a “Replacement Director”); provided, that such Replacement Director is “independent” of us, the Legacy Stockholders and their affiliates under the rules of the NYSE.
Composition of Board Committees
The Stockholders Agreement also provides that for so long as each Sponsor has the right to designate a director or an observer to the Board (as described below), we will cause any committee of our Board to include in its membership such number of members that are consistent with, and reflects, the right of each Sponsor to designate directors or observers to the Board, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules. The members of any committee can exclude any board observer from any committee meeting to protect attorney-client privilege, in connection with a conflict of interest, or for any other reason with the consent of the Legacy Class A Stockholder that appointed the board observer, which consent cannot be unreasonably withheld, conditioned or delayed. In addition, for so long as the Negative Control Condition is satisfied, the delegation of power to a committee of the Board will be consistent with and will not circumvent the consent rights described under “—Consent Rights.” The Board may not designate an executive committee.
Board Observers
The Stockholders Agreement provides certain Sponsors and Legacy Class A Stockholders with certain rights with respect to the designation of observers to the Board. Each observer generally may attend the meetings of our Board as an observer (and not as a director) and receive the same information given to directors of our Board. No observer has a vote on our Board. The members of the board can exclude any board observer from any board meeting to protect attorney-client privilege, in connection with a conflict of interest, or for any other reason with the consent of the Legacy Class A Stockholder that appointed the board observer, which consent cannot be unreasonably withheld, conditioned or delayed. The tables below state the number of board observers that each Sponsor (other than Apollo which has no such right) and other significant Legacy Class A Stockholders may designate pursuant to the Stockholders Agreement based on such Legacy Class A Stockholder’s ownership of common stock, in each case, expressed as a percentage of its ownership of common stock as of the Effective Time (e.g., 50% means that the Legacy Class A Stockholder holds 50% of the common stock that it held as of the Effective Time).

Riverstone Ownership	Board Observer
Between 20% and 50%	2
Less than 20%	0

Access Ownership	Board Observer
Between 20% and 50%	1
Less than 20%	0

KNOC Ownership	Board Observer
Between 20% and 50%	1
Less than 20%	0

Other Significant Legacy Class A Stockholders	Board Observer
At least 50%	1
Less than 50%	0
Consent Rights
The Stockholders Agreement also provides that for so long as the Negative Control Condition is satisfied, Special Board Approval is required for certain of our significant business decisions, including each of the following:

•	change the size or composition of our Board;

•	any fundamental changes to the nature of our business as of the date of the Stockholders Agreement;

•
our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the adoption of a plan with respect to any of the foregoing or the decision not to oppose any similar proceeding commenced by a third party;

•	the consummation of a change of control (including a drag-along sale);

•	consummating any material acquisition or disposition by us of the assets or equity interests of any other entity involving consideration payable or receivable by us in excess of $100 million in the aggregate in any single transaction or series of transactions during any twelve-month period;

•
any redemption, repurchase or other acquisition by us of our equity securities, other than (i) a redemption, repurchase or forfeiture of common stock or Class B common stock held by EPE Management Investors, LLC and the Legacy Class B Stockholder, respectively, (ii) pursuant to a pro rata offer to all Legacy Stockholders or (iii) pursuant to the exercise of the right of first refusal, in each case, pursuant to the Stockholders Agreement;

•
incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) in excess of $250 million or that would otherwise result in us having a leverage ratio of 2.5 to 1.0 or greater;

•
hiring or firing our chief executive officer, our chief financial officer or any other member of senior management or approving the compensation arrangements of our chief executive officer, our chief financial officer or any other member of senior management (subject to the prior approval of the Compensation Committee of the Board), in accordance with all applicable governance rules;

•
any payment or declaration of any dividend or other distribution on any of our equity securities or entering into a recapitalization transaction the primary purpose of which is to pay a dividend, other than intra-company dividends among us and our subsidiaries;

•	approval of our annual budget;

•
any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any of our or our subsidiaries’ equity securities of any kind (other than any issuance of shares of Class B common stock to EPE Employee Holdings II or pursuant to any equity compensation plan of ours approved by the Compensation Committee, the issuance of equity of a subsidiary of ours to us or one of our wholly owned subsidiaries or a Class B Exchange), including any designation of the rights (including special voting rights) of one or more classes of our preferred stock;

•
entry by us or any of our subsidiaries into any agreement that would restrict any Legacy Class A Stockholders (or any of their affiliates) from entering into or continuing to operate in any line of business or in any geographic area;

•	changing any of our significant accounting policies, except as required by GAAP;

•	settle, compromise or initiate any material litigation;

•	any adoption, approval or issuance of any “poison pill” or similar rights plan or any amendment of such plan after the adoption thereof has received Special Board Approval;

•	any amendment, modification or waiver of the Stockholders Agreement;

•	any amendment, modification or waiver of our Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; and

•	the creation by us of a non-wholly owned subsidiary, other than any non-wholly owned subsidiary that is an operating joint venture entered into by us in the ordinary course of business.
Amendment

The Stockholders Agreement may be amended by a Special Board Approval and the affirmative vote of the Legacy Class A Stockholders holding at least two-thirds of the shares of common stock held by the Legacy Class A Stockholders. Further, the Stockholders Agreement may not be amended in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder.
Other Provisions
The Stockholders Agreement further provides that each of the Legacy Stockholders will not vote to amend or modify any provision of our Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder. Further, the Stockholders Agreement provides that the Legacy Stockholders will vote and take all other necessary actions to ensure that the Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws do not conflict with the Stockholders Agreement and to give effect to the provisions of the Stockholders Agreement. In addition, the Stockholders Agreement provides that we shall bear all of the costs and expenses associated with a Class B Exchange, including the costs and expenses incurred in connection with filing and maintaining a resale registration statement and brokerage commissions payable by holders of Class B common stock in connection with sales by such holders of shares of common stock received by such holders pursuant to a Class B Exchange.
Registration Rights Agreement
In connection with our Corporate Reorganization, we, the Sponsors and the other Legacy Class A Stockholders entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we have granted the Sponsors and the other Legacy Class A Stockholders the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common stock that are held or acquired by them.
Demand Rights. Specifically, the Registration Rights Agreement grants the Sponsors unlimited “demand” registration rights to request that we register all or part of their shares of common stock on Form S-3 under the Securities Act. We are not required to comply with any demand to file a registration statement on Form S-3 unless the aggregate gross cash proceeds reasonably expected to be received from the sale of securities requested to be included in the registration statement is at least $25 million (or such lower amount approved by the Board). The Registration Rights Agreement also grants Apollo five, and each other Sponsor two, “demand” registration rights to request that we register all or part of their shares of common stock on Form S-1 under the Securities Act. We are not required to comply with any demand to file a registration statement on Form S-1 unless the aggregate proceeds reasonably expected to be received from the sale of securities requested to be included in the registration statement is at least $100 million (or such lower amount approved by the Board).
Blackout Periods. We have the ability to delay the filing of a registration statement in connection with a demand request for not more than one period of 30 days in any twelve-month period, subject to certain conditions.
Piggyback Registration Rights. The Registration Rights Agreement also grants to the Legacy Class A Stockholders certain “piggyback” registration rights, which allow such holders the right to include certain securities in a registration statement filed by us, including in connection with the exercise of any

“demand” registration rights by any other security holder possessing such rights, subject to certain customary exceptions.
Cut-Backs and Lock-up Periods. If the underwriter, in a “demand” or “piggyback” registration determines, in good faith, that the amount of common stock requested to be included in such offering exceeds the number or dollar amount that can be sold without adversely affecting such offering, then the underwriters will allocate the common stock to be included in such offering. The Legacy Class A Stockholders have agreed to enter into, if requested by underwriters, customary lock-up agreements in connection with an underwritten offering made pursuant to the Registration Rights Agreement. In connection with any underwritten offering, such period will start no earlier than 14 days prior to the expected “pricing” of such offering and will last no longer than 90 days after the date of the prospectus relating to such offering (extendable by not more than 34 days).
Underwriters. In connection with any underwritten offering pursuant to the Registration Rights Agreement, the underwriter will be selected: in the case of a “demand” registration, by the Legacy Class A Stockholders issuing the demand notice (subject to our approval, which will not be unreasonably withheld); and in all other cases (including a “piggyback” registration), by us.
Indemnification; Expenses. We have agreed to indemnify prospective sellers in an offering pursuant to the Registration Rights Agreement and certain related parties against any losses or damages arising out of or based upon any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which such prospective seller sells shares of common stock, unless such liability arose out of or is based on such party’s misstatement or omission. The Registration Rights Agreement also provides that we may require each prospective seller, jointly and not severally, as a condition to including any common stock in a registration statement filed in accordance with the Registration Rights Agreement, to agree to indemnify us against all losses caused by its misstatements or omissions up to the amount of net proceeds received by such prospective seller upon the sale of the common stock giving rise to such losses. We will pay all registration expenses incidental to our obligations under the Registration Rights Agreement, including legal fees and expenses, and the prospective seller will pay its portion of all underwriting discounts and commissions, if any, relating to the sale of its shares of common stock under the Registration Rights Agreement.
Except as described above, we shall not be required to pay (i) any fees and disbursements of any counsel retained by any Legacy Class A Stockholders or by any underwriter and (ii) any expenses incurred in connection with any offering of common stock at such time such common stock may be sold without limitation as to volume pursuant to Rule 144; provided, that we will pay such expenses in connection with a “demand” registration by any Sponsor on Form S-1, the first two “demand” registrations by each Legacy Class A Stockholder and any “piggyback” registration.
Amendment. The Registration Rights Agreement may be amended by a Special Board Approval and the affirmative vote of the Legacy Class A Stockholders holding at least two-thirds of the shares held by the Legacy Class A Stockholders. Further, the Registration Rights Agreement may not be amended in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.
Listing

Our common stock is listed on the NYSE under the symbol “EPE.”
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.
For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust.

It is assumed for purposes of this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction).
This discussion does not address the alternative minimum tax or U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as the estate and gift tax), nor does it address any aspects of U.S. state, local or non-U.S. taxes. In addition, this discussion does not address the Medicare contribution tax on certain net investment income. A non-U.S. holder should consult with its own tax advisors regarding the possible application of these taxes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of our common stock. Holders of our common stock should consult with their own tax advisors regarding the tax consequences to them (including the application and effect of other U.S. federal tax laws and any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our common stock.
Dividends
Although we do not anticipate that we will pay any dividends on our common stock , if dividends are paid to non-U.S. holders, such dividends, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate provided by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide us or our paying agent with a properly completed Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E certifying the non-U.S. holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “—FATCA” below for further details.
Because it will generally not be known, at the time a non-U.S. holder receives any distribution, whether the distribution will be paid out of our current or accumulated earnings and profits, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that a non-U.S. holder receives on our common stock. If it is later determined that a distribution was not a dividend in whole or in part, a non-U.S. holder may be entitled to claim a refund of the U.S. federal income tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS.
If the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, withholding should not apply, so long as the appropriate certifications are made by such non-U.S. holder. See “—Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.
Gain on Disposition of our Common Stock
Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States, in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income”;

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to tax at a rate of 30% (or a lower applicable treaty rate); or

•
we are, or have been, a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in our common stock.

We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC. However, so long as our common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal income tax on a disposition of our common stock only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock. If our common stock is not considered to be so traded, all non-U.S. holders would be subject to U.S. federal income tax on disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from the sale of our common stock by a non-U.S. holder. The rules regarding U.S. real property interests are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based to their particular circumstances.
Effectively Connected Income
If a dividend received on our common stock , or gain from a sale or other taxable disposition of our common stock , is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead, such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code), unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.
Information Reporting and Backup Withholding
Generally, we must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). Additionally, this information may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.
Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of shares of our common stock, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.
Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.
FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, “withholdable payments” generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends), and also include the entire gross proceeds from the sale or other disposition of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Administrative guidance from the IRS defers this withholding obligation until January 1, 2019 for gross proceeds from dispositions of U.S. common stock.
Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

PLAN OF DISTRIBUTION
We are registering the shares covered by this prospectus to permit the selling stockholders to sell shares directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.
The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, varying or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	to or through underwriters or broker-dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
In connection with these sales, the selling stockholders may enter into hedging transactions with underwriters, broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to underwriters, broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•
enter into option or other transactions with underwriters, broker-dealers or other financial institutions that require the delivery to the underwriter, broker-dealer or other financial institution of shares of the common stock, which the underwriter, broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a underwriter or broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

With respect to a particular offering of the shares of common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is part will be prepared and will set forth the following information:

•	the specific shares of common stock to be offered and sold;

•	the name of the selling stockholder;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholder.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.
Any shares covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.
EXPERTS
The consolidated financial statements of EP Energy Corporation appearing in EP Energy Corporation's Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of EP Energy Corporation’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
Estimates of our oil, NGLs and natural gas reserves, related future net cash flows and the present values thereof as of December 31, 2015, included and incorporated by reference in this prospectus were based in part upon reserve information that was audited by independent petroleum engineering consultants, Ryder Scott Company, L.P. We have included and incorporated by reference these estimates in reliance on the authority of Ryder Scott Company, L.P. as experts in such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are required to file annual, quarterly and current reports and other information with the SEC (File No. 1-34056). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (713) 997-1000 or by mail at EP Energy Corporation, 1001 Louisiana Street, Houston, Texas 77002. Certain information about our company may also be obtained from our website at www.epenergy.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.
We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the SEC:

•
Our Annual Report on Form 10-K for EP Energy Corporation for the fiscal year ended December 31, 2015, including portions of our Proxy Statement for the 2016 annual meeting of stockholders to the extent specifically incorporated by reference therein.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

•	Our Current Reports on Form 8-K, filed May 13, 2016, June 2, 2016, November 4, 2016, November 30, 2016 and December 15, 2016.

•
The description of EP Energy’s common stock set forth in EP Energy’s Registration Statement on Form 8‑A dated January 6, 2014, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement of which this prospectus forms a part and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents.
Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

EP Energy Corporation
Attention: Investor Relations
1001 Louisiana Street
Houston, TX 77002
(713) 997-1000
You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

43,786,694 Shares

EP Energy Corporation
Common Stock

PROSPECTUS
January  , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
The following statement sets forth the expenses and costs expected to be incurred by us in connection with the distribution of our common stock being registered in this registration statement. The selling stockholders will not bear any portion of such expenses. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$33,139
Printing fees and expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	24,000
Total	$112,139

Item 15. Indemnification of Directors and Officers.
EP Energy Corporation is incorporated under the laws of Delaware.
Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director, officer or board observer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
Pursuant to Section 102(b)(7) of the DGCL, our Second Amended and Restated Certificate of Incorporation eliminates the personal liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (or any successor provision thereto); and

•	for any transaction from which the director derived any improper personal benefit.

The above discussion of Section 145 of the DGCL and of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
As permitted by Section 145 of the DGCL, we will carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

Item 16.	Exhibits.
A list of exhibits filed with this registration statement is contained in the exhibits index, which is incorporated by reference herein.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the registrant is relying on Rule 430B,
(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)
if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 15—Indemnification of Directors and Officers,” or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 9, 2017.

EP ENERGY CORPORATION

By:	/s/ BRENT J. SMOLIK
Name: Brent J. Smolik Title: President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Marguerite N. Woung-Chapman and Dane E. Whitehead, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 9, 2017.

Signature	Capacity

/s/ BRENT J. SMOLIK	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Brent J. Smolik
/s/ DANE E. WHITEHEAD	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Dane E. Whitehead
/s/ FRANCIS C. OLMSTED III	Vice President and Controller (Principal Accounting Officer)
Francis C. Olmsted III
/s/ GREGORY A. BEARD	Director
Gregory A. Beard

Signature	Capacity
/s/ SCOTT R. BROWNING	Director
Scott R. Browning
/s/ WILSON B. HANDLER	Director
Wilson B. Handler
/s/ JOHN J. HANNAN	Director
John J. Hannan
/s/ MICHAEL S. HELFER	Director
Michael S. Helfer
/s/ THOMAS R. HIX	Director
Thomas R. Hix
/s/ JAEGU NAM	Director
Jaegu Nam
/s/ KEITH O. RATTIE	Director
Keith O. Rattie
/s/ ROBERT M. TICHIO	Director
Robert M. Tichio
/s/ DONALD A. WAGNER	Director
Donald A. Wagner
/s/ RAKESH WILSON	Director
Rakesh Wilson

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1
Purchase and Sale Agreement among EP Energy Corporation, EP Energy Holding Company and El Paso Brazil, L.L.C., as sellers, and EPE Acquisition, LLC, as purchaser, dated as of February 24, 2012 (Exhibit 2.1 to EP Energy LLC’s Registration Statement on Form S-4, filed with the SEC on September 11, 2012).

2.2
Amendment No. 1 to Purchase and Sale Agreement, dated as of April 16, 2012, among EP Energy, L.L.C. (f/k/a EP Energy Corporation), EP Energy Holding Company, El Paso Brazil, L.L.C. and EPE Acquisition, LLC (Exhibit 2.2 to EP Energy LLC’s Registration Statement on Form S-4, filed with the SEC on September 11, 2012).

2.3
Amendment No. 2 to Purchase and Sale Agreement, dated as of May 24, 2012, among EP Energy, L.L.C. (f/k/a EP Energy Corporation), EP Energy Holding Company, El Paso Brazil, L.L.C., EP Production International Cayman Company, EPE Acquisition, LLC and solely for purposes of Sections 2 and 5 thereunder, El Paso LLC (Exhibit 2.3 to EP Energy LLC’s Registration Statement on Form S-4, filed with the SEC on September 11, 2012).

2.4
Purchase and Sale Agreement. dated as of March 18, 2016, by and among EP Energy E&P Company, L.P., EP Energy Management, L.L.C., and Crystal E&P Company, L.L.C., as Seller, and Covey Park Gas LLC, as Buyer (Exhibit 2.1 to EP Energy Corporation’s Form 8-K, filed with the SEC on May 2, 2016).

4.1	Second Amended and Restated Certificate of Incorporation of EP Energy Corporation (Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 23, 2014).
4.2	Amended and Restated Bylaws of EP Energy Corporation (Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 23, 2014).
4.3
Registration Rights Agreement, dated as of August 30, 2013, between EP Energy Corporation and the stockholders party thereto (Exhibit 4.8 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 4, 2013).

4.4
Stockholders Agreement, dated as of August 30, 2013, between EP Energy Corporation and the stockholders party thereto (Exhibit 10.39 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 11, 2013).

4.5
Addendum Agreement, dated as of September 18, 2013, to the Stockholders Agreement, between EP Energy Corporation and EP Energy Employee Holdings II, LLC (Exhibit 10.40 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 11, 2013).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP on legality.
23.1*	Consent of Ernst & Young LLP, an independent registered public accounting firm.
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).

* Filed herewith.

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